SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant     ☒

Filed by a party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Stoneridge, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

Not Applicable

(2)	Form, Schedule or Registration Statement No.:

Not Applicable

(3)	Filing Party:

Not Applicable

(4)	Date Filed:

Not Applicable

Corporate Election Services

Post Office Box 125	Pittsburgh, PA 15230-0125	412/262.1100

March 15, 2005

Re:	Corrected Proxy Card for 2005 Annual Meeting of Shareholders

Dear Stoneridge Shareholder of Record:

You may have already received your proxy materials for Stoneridge’s 2005 Annual Meeting. As printing agent for Stoneridge we made an error printing the proxy card that was not discovered until after the annual report, proxy statement and proxy card had been mailed to you. Therefore, we are sending you the enclosed corrected proxy card, along with this explanation and an apology for any inconvenience our error may have caused you.

What Happened?

When we printed the proxy cards, we used a draft of the card which was not the final, approved draft.

What Is Different?

There are two changes in the corrected proxy card you are receiving with this letter. First, the named proxies for the Annual Meeting are Gerald V. Pisani, Joseph M. Mallak and Avery S. Cohen. Second, there are ten nominees for election of directors, including Jeffrey P. Draime, Douglas C. Jacobs and Gerald V. Pisani.

What Should You Do?

If you have already mailed your proxy card, Stoneridge will disregard it. We ask you to please mark, sign, date and return the enclosed corrected proxy card.

If you have not mailed your proxy card yet, please destroy the proxy card you received with the annual report and proxy statement and use the enclosed corrected proxy card instead.

We take full responsibility for this error and have borne all expenses associated with the reprinting and mailing of the corrected proxy card and the notification of shareholders of record.

Thank you for your understanding.

Sincerely,

/s/ Lang Johnston

Lang Johnston, President
Corporate Election Services

[Form of Proxy Card enclosed with the letter was appended to the Company’s Schedule 14A, which was filed with the Securities Exchange Commission on March 11, 2005.]